UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

FORM 4                                                OMB APPROVAL
subject to Section 16. Form 4 or                      OMB Number:3235-0287
Form 5 obligations may continue.                      Expires:September 30, 1998
See Instruction 1(b).                                 Estimated average burden
(Print or Type Responses)                             hours per response....0.5


                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940


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
 1.  Name and Address of Reporting Person*   |2. Issuer Name and Ticker or Trading Symbol   |6. Relationship of Reporting Person(s)
                                             |                                              |    to Issuer
                                             |                                              |             (Check all applicable)
      Vahlsing           Erwin, Jr.          |    ICOA, Inc. ("ICOA")                       |    X  Director        10% Owner
--------------------------------------------------------------------------------------------|    X  Officer (give   Other (specify
 (Last)                   (First)    (Middle)| 3.  IRS or Social Security | 4.Statement for |          title below)          below)
                                             |     Number of Reporting    |   Month/Year    | Chief Financial Officer, Treasurer and
                        c/o ICOA, Inc.       |     Person (Voluntary)     |   04/2002       |             Secretary
                      111 Airport Road       |                            |--------------------------------------------------------
---------------------------------------------|                            |5.If Amendment,  |7.  Individual or Joint/Group Filing
                           (Street)          |                            | Date of Original|                (Check Applicable Line)
 Warwick               Rhode  Island   02889 |                            |  (Month/Year)   |X  Form filed by One Reporting Person
 -------------------------------------------------------------------------------------------|   Form filed by More than One
 (City)                   (State)      (Zip) |                                              |                  Reporting Person
 -----------------------------------------------------------------------------------------------------------------------------------
                                             |   Table I-- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
 -----------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security                        |2.Trans- |3.Trans- |4.Securities Acquired (A)|5.Amount of     |6.Owner- |7.Nature of
    (Instr. 3)                               |  action |  action |  or Disposed of (D)     |  Securities    |  ship   |  Indirect
                                             |  Date   |  Code   |  (Instr. 3, 4 and 5)    |  Beneficially  |  Form:  |  Beneficial
                                             |         |(Instr.8)|                         |  Owned at      |Direct   |  Owner-
                                             |         |         |                         |  End of Month  |(D) or   |  ship
                                             | (Month/ ------------------------------------|(Instr. 3 and 4)|Indirect |
                                             | Day/    |Code | V | Amount |(A)or | Price   |                |(I)      |
                                             | Year)   |     |   |        | (D)  |         |                |(Instr.4)| (Instr. 4)
 -----------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.0001 par value per share    |4/5/2002 |  P  |   | 10,000 |  D   |  $.009  |    210,200     |   D     |
 ------------------------------------------------------------- ------------- -------- ----- -------------- --------- -------------
  Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                 (Over)

* If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                   SEC 1474 (7-96)

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